   As filed with the Securities and Exchange Commission on July 9, 1996
                                                     Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                              ____________________

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              ____________________

                                 CENTOCOR, INC.
          -------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

     Pennsylvania                                                23-2117202
- --------------------------                                   -------------------
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)


                            200 Great Valley Parkway
                          Malvern, Pennsylvania 19355
                                  (610) 651-6000
      ------------------------------------------------------------------
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              ____________________

                            George D. Hobbs, Esquire
                Vice President, Corporate Counsel and Secretary
                                 Centocor, Inc.
                            200 Great Valley Parkway
                          Malvern, Pennsylvania 19355
                                  (610) 651-6000
           --------------------------------------------------------
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              ____________________

                                    Copy to:
                            David C. Toner, Esquire
                           Duane, Morris & Heckscher
                               One Liberty Place
                          Philadelphia, PA  19103-7396
                              ____________________

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                                                   -------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ______________________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. [_]

                              ____________________



                        CALCULATION OF REGISTRATION FEE

=====================================================================================================

                                               Proposed              Proposed
 Title of securities     Amount to be      maximum offering     maximum aggregate       Amount of
  to be registered        registered        price per share       offering price     registration fee

Common Stock,           920,716   shares      $ 28.06    (1)       $ 25,835,291(1)    $ 8,909
$.01 par value
=====================================================================================================

(1) Pursuant to paragraph (c) of Rule 457, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been computed on the basis of $28.06 per share, the average of the high and low sales prices of the Common Stock of the Company on the Nasdaq National Market on July 8, 1996.

                              ____________________

   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS


                                920,716 Shares

                                 CENTOCOR, INC.
                                  COMMON STOCK
                                  ------------

     This Prospectus relates to 920,716 shares of Common Stock, $.01 par value per share, of Centocor, Inc. ("Centocor" or the "Company") that were acquired by Eli Lilly and Company ("Lilly" or the "Selling Shareholder") in a private transaction. See "Selling Shareholder." Some or all of the shares of Common Stock to which this Prospectus relates may be sold from time to time by the Selling Shareholder, or by pledgees, donees, transferees or other successors in interest to the Selling Shareholder, at public or private sale at prevailing market prices, prices related to prevailing market prices, negotiated prices or fixed prices (and, in the case of sales through brokers, upon payment of normal brokerage commissions). The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereunder by the Selling Shareholder.

     The Common Stock of the Company is quoted on the Nasdaq National Market under the symbol "CNTO." The last reported sale price of the Common Stock on the Nasdaq National Market on July 8, 1996 was $27.625 per share.
                         -----------------------------

SEE "RISK FACTORS" COMMENCING ON PAGE 4 HEREOF FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                         -----------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         -----------------------------

     This Prospectus does not constitute an offer to sell securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

     No person has been authorized by the Company to give any information or to make any representations, other than as contained in this Prospectus, and, if given or made, such information or representations must not be relied upon.

     Neither delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                         -----------------------------

              The date of this Prospectus is                , 1996

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004, and at the Commission's following Regional Offices: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004. Quotations relating to the Company's Common Stock appear on the Nasdaq National Market and such reports and other information concerning the Company can also be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1506.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933 (the "Securities Act") with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete; and with respect to each such contract or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and exhibits thereto. The information so omitted, including exhibits, may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the prescribed fees, or may be inspected without charge at the public reference facilities of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549-1004.

                                  THE COMPANY

          Centocor is a biotechnology company that develops therapeutic and diagnostic human health care products for cardiovascular, autoimmune and infectious diseases and cancer. The Company's primary technological focus is on monoclonal antibodies, with additional programs in genetic vaccines and peptides. The Company's strategy is to identify proprietary high value-added product opportunities, and to commercialize those opportunities by focusing on clinical development, regulatory process, manufacturing and market development. The Company seeks to license technology and product candidates from research institutions and other biotechnology companies, in addition to conducting selected basic research.

          The Company has two therapeutic products approved for sale and several product candidates in various stages of development. ReoPro is marketed and sold in the United States and Europe for the reduction of acute ischemic cardiac complications in patients undergoing angioplasty procedures who are at high risk for abrupt artery closure. Panorex is marketed and sold in Germany as an adjuvant therapy in the treatment of post-operative colorectal cancer. Panorex is a trademark of Centocor. ReoPro is a trademark of Lilly. The Company also markets several diagnostic products for cancer and infectious disease in the United States, Europe and Japan.

          Consistent with its strategy, the Company maintains and seeks strategic alliances with major pharmaceutical companies for the commercialization and marketing of each of its therapeutic products, pursuant to which the Company and its respective partner jointly focus on the continued clinical and market development for the product, while the Company's partner primarily conducts the marketing, promotion and distribution of such product. The Company maintains and seeks distribution agreements for its diagnostic products with companies having established positions and distribution networks in applicable market segments.

          The Company was incorporated in Pennsylvania in 1979. The Company's corporate headquarters are located at 200 Great Valley Parkway, Malvern, Pennsylvania 19355, and its telephone number is (610) 651-6000.

          In this Prospectus, the terms "Centocor" and the "Company" include Centocor, Inc. and its subsidiaries, and the term "Common Stock" refers to the common stock, $.01 par value per share, of the Company, including the common stock purchase rights attached thereto.

          The 920,716 shares of the Company's Common Stock covered by this Prospectus (the "Shares") are, or may be, offered by the Selling Shareholder. The Selling Shareholder is Lilly. See "Selling Shareholder."

                                  RISK FACTORS

     Before purchasing the shares of Common Stock offered hereby, prospective investors should consider carefully the risk factors set forth below as well as the other information set forth elsewhere in this Prospectus or incorporated herein by reference in evaluating the Company and its business.

Liquidity and Capital Resources; Need for and Uncertainty of Additional Capital

     The Company has incurred significant operating expenses attempting to develop therapeutic and diagnostic products. The Company's product sales have not produced sufficient revenues to cover the Company's operating costs. Consequently, the Company has experienced substantial net cash outflows, which have been only partially offset by significant contract revenues received through collaborative alliances with pharmaceutical companies and the Company's financing activities.

     The Company's future financial condition is highly dependent upon the reduction of the Company's rate of net cash outflows and, ultimately, upon the achievement of significant and sustained levels of therapeutic product sales. For the year ended December 31, 1995, sales of the Company's products, including ReoPro and Panorex, did not generate sufficient revenue to result in positive cash flow for the year. Under the Company's strategy of entering into collaborative alliances with established pharmaceutical companies, the Company generally shares sales revenues from products covered by such arrangements with its partners. There can be no assurance that those products, in conjunction with the Company's therapeutic product candidates under development and diagnostic products, will achieve a level of sales sufficient to generate positive cash flow from operations for the Company, given the current and currently anticipated future scope of the Company's operations. The level of future sales of both diagnostic and therapeutic products will be dependent upon several factors, including, but not limited to, the timing and extent of future regulatory approvals of the Company's products, approval and commercialization of competitive products and the degree of acceptance of the Company's products in the marketplace. There can be no assurance that Food and Drug Administration (the "FDA") or other regulatory approvals expanding the authorized use of ReoPro and Panorex or permitting the commercial sale of any of the Company's product candidates under development will be obtained. Failure to obtain additional timely FDA or other regulatory approvals for the use of ReoPro and Panorex or other product candidates will have a material adverse effect on the Company.

     Until significant and sustained levels of therapeutic product sales are achieved, the Company expects that it will need to secure significant additional funding in the future from collaborative arrangements with pharmaceutical companies or from the capital markets. There can be no assurance that sufficient additional funding will be available to the Company or that the Company can obtain additional collaborations with established pharmaceutical companies and receive payments for product rights and/or the achievement of milestones under such collaborative agreements. Even if the Company obtains such funding, there can be no assurance that such funding will be sufficient to sustain the Company's operations until it generates positive cash flows from operations.

     As of March 31, 1996, agreements covering $17,396,000 of Centocor's outstanding debt balances contain certain financial and non-financial covenants, including the maintenance of minimum equity and cash balances and compliance with certain financial ratios. Centocor is currently not in compliance with certain of these covenants; however, Centocor has obtained waivers of such covenants on the condition that it maintains certain investments at the lending bank, which at March 31, 1996 totalled $20,000,000. There can be no assurance that Centocor will be able to continue to collateralize such loans and, accordingly, Centocor has classified this $17,396,000 of debt as short-term. Additionally, $7,229,000 of Centocor's short-term debt is secured by investments maintained at the lending bank of $7,260,000. If cash flows continue to be negative, Centocor's ability to service its debt may be impaired.

History of Operating Losses; Risks Associated with Products Under Development

     Centocor has recorded significant losses from operations. Many of Centocor's product candidates are in various stages of research, development or clinical testing, and cannot be sold commercially without first obtaining a license for marketing from the FDA and, outside the United States, other regulatory authorities. The process of obtaining such licenses usually takes a number of years to complete and requires significant expenditures to conduct clinical trials of the safety and efficacy of a potential product. There can be no assurance that any of the Company's products currently under development will obtain the required approvals or, if approved, will obtain sufficient market acceptance to become commercially successful. Even if one or more of its products under development is licensed for marketing by the FDA and achieves substantial market acceptance, there can be no assurance that the Company will achieve profitability. Additionally, the Company has in the past recorded substantial special charges for acquired research and development, inventory reserves for one of the Company's products that was withdrawn from the market, restructurings, a royalty buyout, and a writedown of certain facilities and equipment. There can be no assurance that Centocor will not record additional special charges in the future or that product sales will be sufficient to cover its future operating expenses.

Litigation

     The Company is subject to litigation. Litigation to which the Company is currently or has been subjected relates to, among other things, the Company's patent and intellectual property rights, licensing arrangements with other persons and financing activities. The Company cannot predict with certainty the eventual outcome of pending litigation, and could be required to incur substantial expense in defending these lawsuits. The Company has in the past taken substantial special charges relating to certain litigation, and there can be no assurance that pending, or future, legal proceedings will not result in additional special charges or have a material adverse effect on the Company's financial condition and results of operations.

Dependence on Collaborative Partners; Customer Concentration

     Centocor's strategy for research, development and commercialization of certain of its products entails entering into various arrangements with corporate partners and others, including those discussed below. The success of these products is dependent, in part, upon the subsequent success of these outside parties in performing their responsibilities. The Company's collaborators may also compete with the Company. Although Centocor believes its collaborators have an economic incentive to succeed in performing their contractual responsibilities, the amount and timing of resources that they devote to these activities is not within the control of Centocor. There can be no assurance that such parties will perform their obligations as expected or that any revenue will be derived from such arrangements. If any of Centocor's collaborators breaches or terminates its agreement with the Company or otherwise fails to conduct its collaborative activities in a timely manner, the development or commercialization of the product candidate or research program under such collaborative arrangement may be delayed, the Company may be required to undertake unforeseen additional responsibilities or to devote unforeseen additional funds or other resources to such development or commercialization, or such development or commercialization could be terminated. The termination or cancellation of collaborative arrangements could also adversely affect the Company's financial condition, intellectual property position and operations. In addition, disagreements between collaborators and the Company could lead to delays in the collaborative research, development or commercialization of certain products or could require or result in formal legal process or arbitration for resolution. These consequences could be time-consuming and expensive and could have material adverse effects on the Company.

     In July 1992, Centocor and Lilly entered into a Sales and Distribution Agreement (the "Sales and Distribution Agreement"). Under that agreement, Centocor is principally responsible for developing and manufacturing ReoPro, and Lilly will assist Centocor in the regulatory filings and continued development of ReoPro for various clinical indications. Also, in the event Centocor cannot manufacture ReoPro or under certain other circumstances, such as material breach of the agreement by or the bankruptcy of Centocor, Lilly has the option to assume the manufacture of ReoPro and assure the continued supply of the product, even to the extent of acquiring Centocor's related manufacturing assets at their independently appraised values.

     Centocor may be required to make a payment to Lilly of $40 million through December 31, 1996, or decreasing amounts through December 31, 1999, in the event of any change in control of Centocor or in the event of any governmental action or determination that results in the Sales and Distribution Agreement not being in full force and effect in all material respects in major jurisdictions, excluding the United States, and the subsequent termination of the Sales and Distribution Agreement by Lilly based solely on such events.

     In November 1993, Centocor and Glaxo Wellcome plc ("Glaxo Wellcome") entered into an alliance agreement for the development and marketing of certain of Centocor's monoclonal antibody-based cancer therapeutic products, including Panorex. In November 1994, Centocor and Glaxo Wellcome amended their alliance agreement and Glaxo Wellcome became the exclusive worldwide distributor for Panorex. Under the agreement, Glaxo Wellcome is responsible principal-ly for the continuing clinical development of Panorex, and Centocor is responsible principally for manufacturing Panorex and securing regulatory approvals.

     The Company may seek additional collaborative arrangements to develop and commercialize its products in the future. There can be no assurance that the Company will be able to negotiate acceptable collaborative arrangements in the future or that any such collaborative arrangements will be successful. In addition, there can be no assurance that the Company's collaborative partners will not pursue alternative technologies or develop alternative compounds independently or in collaboration with others as a means of developing treatments for the diseases targeted by their collaborative programs with Centocor.

     During 1995, approximately 50% of the Company's total product sales were to three customers, as follows: 24% to Lilly, 11% to Glaxo Wellcome and 15% to Toray-Fuji Bionics, Inc. During 1994, approximately 60% of the Company's total product sales were to four customers, as follows: 10% to Abbott Laboratories, 12% to Boehringer Mannheim GmbH, 13% to CIS bio International and 25% to Toray-Fuji Bionics, Inc.

Patents and Licensing Arrangements; CPIII Purchase Option

     Products currently being marketed, developed or considered for development by the Company are in the area of biotechnology, an area in which there are extensive patent filings. The patent position of biotechnology firms generally is highly uncertain and involves complex legal and factual questions. To date, no consistent policy has emerged regarding the breadth of claims allowed in biotechnology patents. Accordingly, there can be no assurance that patent applications owned or licensed by the Company will result in patents being issued or that, if issued, such patents will afford protection against competitors with similar technology. In addition, there can be no assurance that products covered by such patents, or any other products developed by the Company or subject to licenses acquired by the Company, will not be covered by third party patents, in which case continued development and marketing of such products would require a license under such patents. There can be no assurance that such required licenses will be available to the Company or its licensees on acceptable terms.

     Other entities have filed applications for or have been issued patents and are expected to obtain additional patents to which Centocor may need to acquire rights. The extent to which Centocor may need to obtain rights to any such patents or to contest their scope or validity will depend on final product formulation and other factors. The ability to license any such patents and the likelihood of successfully contesting the scope or validity of such patents are uncertain and the costs associated therewith may be significant. If Centocor is required to acquire rights to valid and enforceable patents but cannot do so at a reasonable cost, Centocor's ability to manufacture or market its products in the country of issuance of any such patent may be materially adversely affected.

     There has been substantial litigation regarding patent and other intellectual property rights in the biotechnology industry. Litigation may be necessary to enforce certain intellectual property rights of the Company. Any such litigation could result in substantial cost to and diversion of effort by the Company.

     ReoPro is being developed by Centocor for Centocor Partners III, L.P. ("CPIII"). Centocor has an exclusive option to purchase the limited partnership interests in CPIII. There can be no assurance that Centocor will exercise its option to purchase the limited partnership interests in CPIII. If Centocor does not or is unable to exercise such option, it will have no rights to the technology or products developed on behalf of CPIII, including ReoPro.

Governmental Regulation

     Substantially all of the Company's products require regulatory approval by governmental agencies. In particular, human therapeutic products are subject to rigorous preclinical and clinical testing for safety and efficacy and approval processes by the FDA, as well as regulatory authorities in foreign countries. The process of obtaining such approvals is costly and time-consuming. There can be no assurance that required approvals will be obtained. Any failure to obtain, or delay in obtaining, such approvals could adversely affect the ability of the Company or its collaborators to market products successfully and to generate revenues from sales.

     Any approved products are subject to continuing regulation, and non-compliance with applicable requirements can result in fines, recall or seizure of products, total or partial suspension of production, refusal of the government to approve product license applications, restrictions on the Company's ability to enter into supply contracts and criminal prosecution. The FDA also has the authority to revoke product licenses and establishment licenses previously granted. Further, the regulation of recombinant DNA technologies and the regulation of manufacturing facilities by state, local and other authorities is subject to change.

Uncertainties Regarding Health Care Reimbursement and Reform

     The Company's ability to commercialize products successfully may depend in part on the extent to which reimbursement for the costs of such products and related treatments will be available from governmental health administration authorities, private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate third party coverage will be available for the Company to maintain price levels sufficient for realization of an appropriate return on its investment in developing new products. Government and other third party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new products approved for marketing by the FDA, and by refusing, in some cases, to provide any coverage for uses of approved products for indications for which the FDA has not granted marketing approval. Currently Medicare reimburses for angioplasty procedures on a per procedure basis regardless of whether additional drugs, such as ReoPro, are used in conjunction with the therapy. Although the Company is seeking to have angioplasty with ReoPro reimbursed at a higher rate than angioplasty without ReoPro, the Company believes the benefits of using ReoPro will outweigh its cost and accordingly believes that Medicare's current non-reimbursement policy will not adversely affect sales of ReoPro. Recent initiatives to reduce governmental deficits in the United States and elsewhere and to reform health care delivery are increasing these cost containment efforts. As managed care organizations continue to expand as a means of containing health care costs, the Company believes there may be attempts by such organizations to restrict use or delay authorization to use new products, such as those being developed by the Company, pending completion of cost/benefit analyses of such products by those managed care organizations. If adequate coverage and reimbursement levels are not provided by government and other third party payors for uses of the Company's products, the market acceptance of these products would be adversely affected.

Significant Competition and Technological Change

     Monoclonal antibody, genetic vaccine and peptide technology and other innovations in biotechnology are being examined, evaluated and practiced in biology research laboratories throughout the United States and in many other countries, including laboratories of other biotechnology companies and major pharmaceutical firms, many of which have greater resources than Centocor.

     Several established pharmaceutical companies have internal research and development groups, and alliances with other biotechnology companies, and are seeking to develop monoclonal antibody-based, genetic vaccine-based, peptide-based and other biological products. In addition, a number of companies have recently entered the biological products field, some through acquisition or merger, and more may be expected to do so in the future. As a result, Centocor anticipates that new biological products will be developed by others.

     Centocor's management believes that its ability to compete in its targeted markets will depend upon, among other things, its ability to develop, produce and market innovative products. Centocor's management also believes that significant competition will come from established pharmaceutical companies that have greater capital resources, manufacturing and marketing experience, research and development staffs, sales forces and production facilities than Centocor. Such competition is expected to be in the form of a variety of therapeutic products, which may include monoclonal antibody-based, genetic vaccine-based and peptide-based products. There can be no assurance that the activities of others will not render Centocor's products or technologies obsolete or uncompetitive.

Exposure to Currency Fluctuations

     Centocor maintains a pharmaceutical manufacturing facility in Leiden, The Netherlands and an in-vitro diagnostic products manufacturing facility in Guildford, England. In addition, product sales include sales in foreign currencies. As a result, Centocor's operating results are subject to currency fluctuations. Currency fluctuations may result in variations in the costs of products produced which may affect the Company's gross margin from sales. Furthermore, currency fluctuations may cause reported sales to fluctuate from period to period regardless of the fluctuation in the volume of such sales in foreign currencies.

Change in Control

     Certain provisions of Centocor's charter documents (including cumulative voting provisions for electing directors and provisions permitting Centocor to issue preferred stock in the future), the terms of Centocor's shareholders rights plan, pursuant to which the holders of the Common Stock have certain rights to purchase shares of the Company's preferred stock, the terms relating to the acceleration of the exercisability of certain options and the vesting of certain restricted stock awards and the terms of certain convertible securities relating to the purchase of such securities by Centocor, may have the effect of delaying, deferring or preventing a change in control of Centocor, thereby possibly having the effect of depriving shareholders of receiving a premium for their shares of Common Stock. Certain provisions of Pennsylvania law relating to the acquisition of shares representing voting control over 20% or more of Centocor's stock may have a similar effect.

     Additionally, in the event of a change in control of Centocor, Centocor may be required to make a payment to Lilly of $40 million through December 31, 1996 or decreasing amounts through December 31, 1999. See "-Dependence on Collaborative Partners; Customer Concentration."

Skilled Personnel and Key Relationships

     The success of Centocor will depend, in large part, on Centocor's continued ability to attract and retain highly qualified management, scientific, manufacturing and sales and marketing personnel, and on its ability to develop and maintain important relationships with leading research institutions and key distributors. Competition for such personnel and relationships is intense. There can be no assurance that Centocor will be able to attract or retain such personnel or maintain such relationships.

Product Liability

     The testing and marketing of medical products entail an inherent risk of product liability. Centocor maintains limited product liability insurance coverage. Centocor's business may be materially adversely affected by a successful product liability claim in excess of any insurance coverage. There can be no assurance that product liability insurance coverage will continue to be available to Centocor in the future on reasonable terms or at all.

Variation in Quarterly Operating Results

     The Company's results of operations can be expected to be subject to quarterly fluctuations. Quarterly results can fluctuate as a result of a number of factors, including timing of research and development expenses, the level of product sales, the completion or commencement of significant contracts and foreign exchange fluctuations. The Company believes that quarterly comparisons of its financial results should not be relied upon as an indication of future performance.

Volatility of Centocor Common Stock Price; Absence of Dividends

     The market prices for securities of biotechnology companies in general, and Centocor in particular, have been highly volatile and may continue to be highly volatile in the future. Announcements of technological innovations or new commercial products by Centocor or its competitors, developments concerning proprietary rights, including patents, publicity regarding actual or potential medical results relating to products under development by Centocor, regulatory developments in both the United States and foreign countries, public concern as to the safety of biotechnology products and economic and other external factors or other calamity or crisis, as well as period-to-period fluctuations in financial results, may have a significant impact on the market price of the Common Stock. Centocor has not paid any dividends and does not expect to pay any dividends in the foreseeable future.

Dilution

     As of April 30, 1996, approximately 4,551,000 shares of Common Stock were issuable upon exercise of outstanding options and warrants and upon vesting of restricted stock awards. Additionally, approximately 2,049,000 shares of Common Stock were issuable upon conversion of Centocor's 6/3/4% Convertible Debentures due 2001. Centocor also holds an exclusive option under an arrangement with CPIII under which Centocor may issue additional shares of Common Stock to effect the purchase of the limited partnership interests in CPIII. To the extent such options and warrants are exercised and such securities are converted, the interests of holders of Common Stock will be diluted. As of April 30, 1996, there were approximately 67,548,000 shares of Common Stock issued and outstanding. As of April 30, 1996, Centocor had a net tangible book value per share of Common Stock of $2.77.

                              SELLING SHAREHOLDER

     The Shares are, or may be, offered by the Selling Shareholder. The Selling Shareholder is Lilly.

     On July 15, 1992, the Company and Lilly entered into the Sales and Distribution Agreement, pursuant to which Lilly became the exclusive worldwide distributor of ReoPro. Under the terms of its Sales and Distribution Agreement with Lilly, the Company sells ReoPro to Lilly for Lilly's further sale to the end market. The Company is principally responsible for developing and manufacturing ReoPro and for securing regulatory approvals. Lilly is principally responsible for the marketing, selling and distribution of ReoPro.

     The Company has entered into an Amendment to Sales and Distribution Agreement (the "Amendment") dated as of June 26, 1996 with Lilly, pursuant to which, among other things, (i) Lilly agreed to terminate its rights to market, sell and distribute ReoPro in Japan and (ii) Lilly agreed to use its best efforts to assign to Centocor any rights that it may have in its trademark application for "ReoPro" in Japan. Centocor issued the Shares to Lilly in consideration for Lilly's performance under the Amendment. Pursuant to the Amendment, the Company has agreed to register the Shares on a Form S-3 registration statement in a manner that will constitute a "shelf" registration for purposes of Rule 415 under the Securities Act. This Prospectus is part of a Registration Statement filed by the Company with the Commission in order to register the Shares and fulfill the foregoing obligation of the Company.

     Additional information as to the Selling Shareholder and its beneficial ownership of the Company's Common Stock is set forth below.


                                                                           Common Stock To
                                                                           Be Beneficially
                               Common Stock                              Owned If All Shares
                            Beneficially Owned        Shares That        That May Be Offered
                             On July 9, 1996         May Be Offered      Hereunder Are Sold
                          ---------------------                         --------------------
   Name                      Shares   Percent          Hereunder          Shares   Percent
   ----                      ------   -------        --------------       ------   -------

Eli Lilly and Company       1,585,716   2.3%              920,716         665,000    1.0%
                           ------------------           ----------        -------   ------


     Pledgees, donees or transferees of or other successors in interest to the Selling Shareholder will be identified in a supplement to this Prospectus. If the number of shares of Common Stock transferred is material, the new holders of the shares transferred will also be identified in a post-effective amendment to the Registration Statement.

                              PLAN OF DISTRIBUTION

          The Company has been advised that the distribution of the Shares by Lilly, or by pledgees, donees or transferees of or other successors in interest to Lilly, may be effected from time to time in one or more transactions (which may involve block transactions) on The Nasdaq National Market or such other exchange or market in which the Company's Common Stock may from time to time be trading, in negotiated transactions or in a combination of any such transactions. Such transactions may be effected by Lilly at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. Lilly may effect such transactions by selling Shares to or through broker-dealers, including purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus. Such broker-dealers will receive compensation in the form of discounts or commissions from Lilly and may receive commissions from the purchasers of Shares for whom such broker-dealers may act as agents (which discounts or commissions from Lilly or such purchasers, if in excess of those customary for the types of transactions involved, will be disclosed in a supplemental prospectus).

          Any broker-dealer that participates with the Selling Shareholder in the distribution of Common Stock may be deemed to be an "underwriter" within the meaning of the Securities Act, and any commissions or discounts received by such broker-dealer and any profit on the resale of Shares by such broker-dealer may be deemed to be underwriting discounts and commissions under the Securities Act.

          Under the terms of the Amendment, the costs and expenses of the registration of the Shares, except for underwriting or selling discounts or commissions, will be paid by the Company. These costs and expenses borne by the Company will include, without limitation, all registration and filing fees, printing expenses and costs of special audits incident to or required by the registration of the Shares.

                                USE OF PROCEEDS

          The Company will not receive any of the proceeds from the sale of the Shares offered hereunder by the Selling Shareholder.

                                 LEGAL MATTERS

          The validity of the issuance of the Shares offered hereby has been passed upon for the Company by Duane, Morris & Heckscher, Philadelphia, Pennsylvania.

                                    EXPERTS

  The consolidated financial statements and schedule of the Company as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995 and the financial statements of CPIII as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended December 31, 1995, the Company's Quarterly Reports on Form 10-Q for the quarter ended March 31, 1996 and the Company's Current Reports on Form 8-K dated January 26, 1996 and February 15, 1996 filed with the Securities and Exchange Commission and the description of the Company's Common Stock contained in its Registration Statements on Form 8-A as filed with the Commission on April 28, 1983, as amended, and October 11, 1988 are hereby incorporated by reference in this Prospectus except as superseded or modified herein. All documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to the Company's Corporate Secretary at its principal executive offices at 200 Great Valley Parkway, Malvern, Pennsylvania 19355, or by telephone at
(610) 651-6000.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

SEC Registration Fee.......................................   $ 8,909

Registrar and Transfer Agent Fees *........................       500
Legal Fees and Expenses *..................................     5,000
Accounting Fees and Expenses *.............................     5,000
Miscellaneous *............................................     1,000
                                                               ------
 Total.....................................................   $20,409
                                                               ======
_________________
*  Estimated.

     The Company will bear all of the foregoing expenses.

Item 15. Indemnification of Directors and Officers.

     The Pennsylvania Business Corporation Law of 1988 authorizes the registrant to grant indemnities to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

     Article 5 of Centocor's By-laws provides as follows:

           "INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHER PERSONS

     5.1   Indemnification of Directors, Officers and Other Persons.   The
Corporation shall indemnify any director or officer of the Corporation or any of its subsidiaries who was or is an "authorized representative" of the Corporation (which shall mean, for the purposes of Paragraphs 5.1 through 5.7, a director or officer of the Corporation, or a person serving at the request of the Corporation as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and who was or is a "party" (which shall include for purposes of Paragraphs 5.1 through 5.7 the giving of testimony or similar involvement) or is threatened to be made a party to any "proceeding" (which shall mean for purposes of Paragraphs 5.1 through 5.7 any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the Corporation, its shareholders or otherwise) by reason of the fact that such person was or is an authorized representative of the Corporation to the fullest extent permitted by law, including without limitation indemnification against expenses (which shall include for purposes of Paragraphs
5.1 through 5.7 attorneys' fees and disbursements), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding unless the act or failure to act giving rise to the claim is finally determined by a court to have constituted willful misconduct or recklessness. If an authorized representative is not entitled to indemnification in respect of a portion of any liabilities to which such person may be subject, the Corporation shall nonetheless indemnify such person to the maximum extent for the remaining portion of the liabilities.

       5.2   Advancement of Expenses.   The Corporation shall pay the expenses
(including attorneys' fees and disbursements) actually and reasonably incurred in defending a proceeding on behalf of any person entitled to indemnification under Paragraph 5.1 in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in Paragraphs 5.1 through 5.7 and may pay such expenses in advance on behalf of any employee or agent on receipt of a similar undertaking. The financial ability of such authorized representative to make such repayment shall not be prerequisite to the making of an advance.

     5.3   Employee Benefit Plans.   For purposes of Paragraphs 5.1 through 5.7,
the Corporation shall be deemed to have requested an officer or director to serve as fiduciary with respect to an employee benefit plan where the performance by such person of duties to the Corporation also imposes duties on, or otherwise involves services by, such person as a fiduciary with respect to the plan; excise taxes assessed on an authorized representative with respect to any transaction with an employee benefit plan shall be deemed "fines"; and action taken or omitted by such person with respect to an employee benefit plan in the performance of duties for a purpose reasonably believed to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Corporation.

     5.4   Security for Indemnification Obligations.   To further effect,
satisfy or secure the indemnification obligations provided herein or otherwise, the Corporation may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the Corporation, or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the Board of Directors shall deem appropriate.

     5.5   Reliance Upon Provisions.   Each person who shall act as an
authorized representative of the Corporation shall be deemed to be doing so in reliance upon the rights of indemnification provided by these Paragraphs 5.1 through 5.7.

     5.6   Amendment or Repeal.   All rights of indemnification under Paragraphs
5.1 through 5.7 shall be deemed a contract between the Corporation and the person entitled to indemnification under these Paragraphs 5.1 through 5.7 pursuant to which the Corporation and each such person intend to be legally bound. Any repeal, amendment or modification hereof shall be prospective only and shall not limit, but may expand, any rights or obligations in respect of any proceeding whether commenced prior to or after such change to the extent such proceeding pertains to actions or failures to act occurring prior to such change.

     5.7 Scope. The indemnification, as authorized by these Paragraphs 5.1 through 5.7, shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in any other capacity while holding such office. The indemnification and advancement of expenses provided by, or granted pursuant to, these Paragraphs 5.1 through 5.7 shall continue as to a person who has ceased to be an officer or director in respect of matters arising prior to such time, and shall inure to the benefit of the heirs, executors and administrators of such person."

     The Board of Directors of Centocor has determined to provide liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacity as directors or officers of Centocor.

Item 16.  Exhibits.

     4.1  Specimen Certificate for Common Stock (incorporated by reference to
          Exhibit 4 to Amendment No. 1 to Form S-1 Registration Statement, File No. 2-80098).

     4.2 Rights Agreement between Centocor, Inc. and the First National Bank of Boston as Rights Agent dated September 26, 1988 (incorporated by reference to Exhibit 4 to Registrant's Current Report on Form 8-K dated September 26, 1988).

     5.1  Opinion of Duane, Morris & Heckscher.
     23.1 Consent of Duane, Morris & Heckscher (included in their opinion filed as Exhibit 5.1).
     23.2 Consent of KPMG Peat Marwick LLP.
     24.1 Power of Attorney *
     --------------
     * Included on signature pages hereto.

Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

     (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Malvern, Pennsylvania on July 8, 1996.

                                  CENTOCOR, INC.

                                  By:/s/ David P. Holveck
                                     ------------------------------------------
                                     David P. Holveck,
                                     President and Chief Executive Officer

     Know all men by these presents, that each person whose signature appears below constitutes and appoints David P. Holveck and Dominic J. Caruso, and each or any of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him, and in his name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, as well as any related registration statement (or amendment thereto) filed pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures                        Title                            Date
- ----------                        -----                            ----

/s/ Hubert J.P. Schoemaker        Chairman of the Board            July 8, 1996
- ------------------------------
Hubert J.P. Schoemaker


                                  President, Chief Executive
                                  Officer, and Director
/s/ David P. Holveck              (principal executive officer)    July 8, 1996
- ------------------------------
David P. Holveck

                                  Vice President-Finance and
                                  Chief Financial Officer
/s/ Dominic J. Caruso             (principal financial and         July 8, 1996
- ------------------------------    accounting officer)
Dominic J. Caruso


/s/ Anthony B. Evnin              Director
- ------------------------------                                     July 8, 1996
Anthony B. Evnin

/s/ William F. Hamilton                   Director               July 8, 1996
- ---------------------------------------
William F. Hamilton

/s/ Antonie T. Knoppers                   Director               July 8, 1996
- ---------------------------------------
Antonie T. Knoppers

/s/ Ronald A. Matricaria                  Director               July 8, 1996
- ---------------------------------------
Ronald A. Matricaria

/s/ Lawrence Steinman                     Director               July 8, 1996
- ---------------------------------------
Lawrence Steinman

/s/ Richard D. Spizzirri                  Director               July 8, 1996
- ---------------------------------------
Richard D. Spizzirri

/s/ Jean C. Tempel                        Director               July 8, 1996
- ---------------------------------------
Jean C. Tempel

                                 EXHIBIT INDEX
                    (Pursuant to Item 601 of Regulation S-K)


Exhibit
  No.            Exhibit
- -------          --------

4.1 Specimen Certificate for Common Stock (incorporated by reference to Exhibit 4 to Amendment No. 1 to Form S-1 Registration Statement, File No. 2-80098).
4.2 Rights Agreement between Centocor, Inc. and the First National Bank of Boston as Rights Agent dated September 26, 1988 (incorporated by reference to Exhibit 4 to Registrant's Current Report on Form 8-K dated September 26, 1988).
5.1              Opinion of Duane, Morris & Heckscher.
23.1 Consent of Duane, Morris & Heckscher (included in their opinion filed as Exhibit 5.1).
23.2             Consent of KPMG Peat Marwick LLP.
24.1             Power of Attorney.*
- --------------
*    Included on signature pages hereto.